Exhibit 107
Calculation of Filing Fee Tables
FORM S-1
(Form Type)
Biohaven Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value	457(o)	—	—	$285,200,000	0.0001102	$31,429.04
Fees Previously Paid	—	—	—	—	—	—	—	$26,233.11
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$285,200,000		$31,429.04
	Total Fees Previously Paid							$26,233.11
	Total Fee Offsets							—
	Net Fee Due							$5,195.93
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Includes the offering price of shares that the underwriters may purchase pursuant to an option to purchase additional shares.
(3) Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.